Exhibit 10.8

August 14, 2006

Mr. John McClain

1 Campus Drive

Parsippany, NJ 07054

Dear John:

I want to take this opportunity to share with you the options that are being made available to you as part of Cendant’s separation plan and your transition in connection therewith. As you know, you have been placed in Avis Budget Group and will initially have executive responsibility for RemainCo activities, reporting to David Wyshner. For the immediate future, however, following the spin-off of Wyndham Worldwide and the assumption of the CFO responsibilities of Wyndham by Gina Wilson, you will be appointed Chief Accounting Officer of Cendant Corporation and will hold that title until such time as all required 2006 filings have been made with the SEC. In addition, you will also be named Chief Operating Officer of Cendant Finance Holding Corporation, where you will have responsibility for overseeing several functions associated with Cendant’s legacy as the former parent company of Realogy Corporation, Wyndham Worldwide Corporation and TravelPort Inc. (herein referred to as “RemainCo activities”). Over time, it is likely that this position will be eliminated as RemainCo activities subside. Although no assurances can be given, we will endeavor to find a position of comparable level within Avis Budget Group.

In the event that no opportunities arise from September 1, 2007 through December 31, 2007, or in the event that you are terminated without cause prior to December 31, 2007, you will be eligible to initiate your severance as outlined below with 30 days notice provided you execute an agreement and general release in a form acceptable to the Company, Avis Budget Group shall pay to you enhanced severance as follows:

•	A lump-sum payment of two times current Base Salary plus the pro-rated portion of the annual target incentive award, net of applicable withholding.

•	Post-termination exercisability of stock options to be given same treatment as other “Nova” terminations.

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A lump sum would be paid in cash for the ratable portion of your stock-based award relating to Avis Budget Group granted May 2, 2006, which would have been expensed in accordance with its original vesting schedule by the first anniversary of your termination of employment.

Mr. John McClain

Page Two

August 14, 2006

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In addition, a lump sum would be paid in cash for the ratable portion of any subsequent stock-based award relating to Avis Budget Group which would have been expensed in accordance with its original vesting schedule by the date of your termination of employment.

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From and after the date of your termination of employment, Avis Budget Group shall provide you and your family continued coverage under Cendant’s group health plans for a period of 12 months from the Termination Date (the “COBRA Coverage”), at Cendant’s expense (other than amounts that are currently your responsibility under the group health plans, as the same may increase or decrease with renewal of or changes to such plans), provided that you execute all necessary forms electing the COBRA Coverage. If you begin employment with a new employer that offers medical benefits within the first 12 months after the Termination Date, you would then be responsible for the then prevailing COBRA rates for terminated employees. If you require COBRA beyond 12 months after the Termination Date, it will be at the then prevailing COBRA rates for terminated employees and be available for an additional 6 months as per company policy

These payments will be in addition to the normal RSU and option vesting afforded generally to all employees of Avis Budget Group and shall be in lieu of any other severance for which you may otherwise be eligible and are not applicable if you are terminated for cause. These special severance arrangements will be replaced by the provisions of the Avis Budget Group’s standard severance programs then in effect for similarly situated executives if you have accepted a full-time role with Avis Budget Group on or before December 31, 2007.

Very truly yours,

/s/ Mark Servodidio
Mark Servodidio
Executive Vice President
Human Resources